FOR IMMEDIATE RELEASE	NEWS
March 14, 2019	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc.
Reports Fourth Quarter 2018 Earnings

MIDLAND, Texas March 14, 2019 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas and oil industry, announces its financial results for the three months and full year ended December 31, 2018. Financial results contained herein are preliminary and subject to the audited consolidated financial statements included in NGS's Form 10-K to be filed on March 18, 2019.

Revenue: Total revenue decreased slightly from $16.7 million for the three months ended in December 31, 2017 to $16.2 million for the three months ended in December 31, 2018. Comparing quarter to quarter there was a shift in the revenue mix with rental revenues contributing 79% of total revenue compared to 69% during the same period in 2017. Total revenue decreased between consecutive quarters by 236,000 or 1.4%, to $16.2 million from $16.4 million due to a decrease in compressor sales offset by an increase in rentals. Total revenue decreased to $65.5 million from $67.7 million, or 3.3%, for the year ended December 31, 2018, compared to the year ended December 31, 2017. This was primarily the result of a 19.5% decrease in sales revenue offset by an 3.7% increase in rental revenue. The sales revenue decrease is due to our concentration on fabricating larger horsepower rental fleet units which have taken up a proportionally larger portion of our fabrication footage.

Operating Income: Operating income for the three months ended December 31, 2018 was $106,000, compared to the comparative prior year's level of $217,000. This decrease was primarily due to the decrease in sales revenue and an increase in depreciation. Sequentially, operating income increased to $106,000 for the three months ended December 31, 2018 from an operating loss of $44,000 for the three months ended September 30, 2018 primarily due to an increase in rental gross margins between the periods. Operating income for the year ended December 31, 2018 was $638,000, down 59% compared to last year's comparative period, primarily due to a decrease in sales revenue and total gross margins.

Adjusted Gross Margins: Total adjusted gross margin, exclusive of depreciation and amortization, for the three months ended December 31, 2018, increased $330,000 to $8.2 million from $7.9 million for the same period ended December 31, 2017. Overall adjusted gross margin percentage increased to 50.7% from 47.2% for this same comparative period. This increase was the result in an increase in rental revenue. Sequentially, total adjusted gross margin increased to $8.2 million from $7.8 million due to an increase in our rental revenue in the fourth quarter compared to the third quarter of 2018. For the comparative year ended periods, adjusted gross margins decreased from prior year to $31.8 million from $33.0 million and stayed relatively constant at 48.5% and 48.7% of revenue, sequentially. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Taxes: On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (“2017 Tax Act’), which made broad and complex changes to the U.S. tax code. The income tax effects of the 2017 Tax Act on the December 31, 2017 financials included a $18.4 million income tax benefit related to the re-measurement of our deferred tax assets and liabilities at the reduced rate of 21 percent. There were no tax legislation changes that impacted our 2018 financials.

Net Income: The Company reported a net loss of $282,000 for the three months ended December 31, 2018 compared to net income of $18.7 million for the same period in 2017. However, the fourth quarter net loss included an adjustment for income tax expense and interest (“tax adjustment”) related to executive compensation of $633,000. Excluding the tax adjustment, the adjusted net income for the period was $351,000. Excluding the $18.4 million tax benefit from the 2017 Tax Act in the fourth quarter of last year, our adjusted net income for the three months ended December 31, 2017 remained relatively flat at

$352,000. Sequentially, we had a net loss of $282,000 in the fourth quarter of 2018 compared to net income of $236,000 in the third quarter of 2018. Please see discussions of Non-GAAP Financial Measures - Special Items, below.

Earnings per share: For the fourth quarter 2018, the Company posted a loss per diluted share of 2 cents, compared to $1.42 in 2017. Excluding the tax adjustment in the fourth quarter, earnings would have been 3 cents per diluted share. Excluding any tax adjustments, year-over-year quarterly earnings were flat. Sequentially, diluted earnings per share decreased 4 cents; however, excluding the tax adjustment expense, earnings per diluted share increased 1 cent. Please see discussions of Non-GAAP Financial Measures - Special Items, below.

Adjusted EBITDA: Adjusted EBITDA increased $164,000 to $5.8 million or 36% of revenue for the three months ended December 31, 2018 compared to $5.6 million or 34% of revenue for the three months ended December 31, 2017. Adjusted EBITDA increased by approximately $100,000 for the three months ended December 31, 2018, as compared to the sequential quarter. As a percentage of revenue for the same comparative period Adjusted EBITDA increased slightly to 36% from 35%. For the year ended December 31, 2018, Adjusted EBITDA stayed relatively constant at $22.9 million though as a percentage of revenue Adjusted EBITDA increased to 35% from 34% compared to the year ended December 31, 2017. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At December 31, 2018, cash and cash equivalents were approximately $52.6 million; working capital was $85.5 million with a debt level of $417,000 which is due in 2020. Positive net cash flow from operating activities was approximately $23.4 million for the year ended December 31, 2018 compared to $17.5 million for 2017. The changes in operating cash flow relate to the cash contribution from net income and normal changes in our working capital accounts.

Commenting on fourth quarter and year-end 2018 results, Stephen C. Taylor, President and CEO, said:

"We are pleased with our operational performance in the fourth quarter of the year, driven by strong, sequential rental revenue growth of 7% in the quarter. While our growth included continued progress in our high-horsepower category, a majority of the rental revenue growth in the quarter was a result of solid performance from our core mid-horsepower fleet. Sales revenue declined by about $1.0 million dollars sequentially, primarily as the result of our decision to reallocate production plant resources to higher margin rental fabrication, reducing opportunities for sales revenue. However, our sales backlog at the end of the fourth quarter was at its highest level since the third quarter of 2017. We did record non-recurring expenses related to potential strategic growth initiatives. However, our margins were generally higher in the quarter which sets the stage for solid performance for the Company in the coming year."

Selected data: The table below shows revenues and percentage of total revenues, along with our adjusted gross margin, exclusive of depreciation and amortization, and related percentages of each of our product lines for the three months and year ended December 31, 2018 and 2017.  Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Adjusted Gross Margin (1)
	Three months ended December 31,				Three months ended December 31,
	2018		2017		2018		2017
	(dollars in thousands)
Rental	$12,829	79.4%	$11,412	68.5%	$7,345	57.3%	$6,581	57.7%
Sales	2,941	18.2%	4,908	29.5%	573	19.5%	1,027	20.9%
Service & Maintenance	390	2.4%	340	2.0%	278	71.3%	258	75.9%
Total	$16,160		$16,660		$8,196	50.7%	$7,866	47.2%

	Revenue				Adjusted Gross Margin (1)
	Year Ended December 31,				Year Ended December 31,
	2018		2017		2018		2017
	(dollars in thousands)
Rental	$47,766	72.9%	$46,046	68.0%	$27,020	56.6%	$27,959	60.7%
Sales	16,269	24.8%	20,208	29.9%	3,705	22.8%	3,922	19.4%
Service & Maintenance	1,443	2.3%	1,439	2.1%	1,058	73.3%	1,069	74.3%
Total	$65,478		$67,693		$31,783	48.5%	$32,950	48.7%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance GAAP, please read "Non-GAAP Financial Measures - Adjusted Gross Margin" below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The reconciliation of operating income to adjusted gross margin is as follows:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2018	2017	2018	2017
Operating Income	$106	$217	$638	$1,567
Depreciation and amortization	5,677	5,344	22,049	21,302
Selling, general, and administration expenses	2,413	2,305	9,096	10,081
Adjusted Gross Margin	$8,196	$7,866	$31,783	$32,950

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization and loss on retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income.

The reconciliation of net income to Adjusted EBITDA is as follows:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2018	2017	2018	2017
Net income	$(282)	$18,702	$426	$19,851
Interest expense	59	3	69	14
Income tax expense (benefit)	322	(18,437)	325	(18,248)
Depreciation and amortization	5,677	5,344	22,049	21,302
Adjusted EBITDA	$5,776	$5,612	$22,869	$22,919

Non GAAP Financial Measures - Special Items: From time to time, management may publicly disclose certain “non-GAAP financial measures”, such as adjusted operating income and net income, in our earnings releases, financial presentations or earnings conference calls. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations that would be reflected in measures determined in accordance with GAAP.

Adjusted net income reflects net income before the income adjustment related to executive compensation. The reconciliation of reported net (loss) income to adjusted net income for December 31, 2018 is as follows:

	Three months ended		Year ended
	(in thousands, except per share data)
	Condensed	Diluted Per Share	Condensed	Diluted Per Share
Reported net (loss) income	$(282)	$(0.02)	$426	$0.03
Income tax adjustment related to executive compensation	633	0.05	633	0.05
Adjusted net income	$351	$0.03	$1,059	$0.08

Adjusted net income reflects net income before the income tax effects of the 2017 Tax Act. The reconciliation of reported net income to adjusted net income for December 31, 2017 is as follows:

	Three months ended		Year ended
	(in thousands, except per share data)
	Condensed	Diluted Per Share	Condensed	Diluted Per Share
Reported net income	$18,702	$1.42	$19,851	$1.51
Income tax benefit related to the re-measurement of our deferred tax assets and liabilities	(18,350)	(1.39)	(18,350)	(1.40)
Adjusted net income	$352	$0.03	$1,501	$0.11

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, March 14, 2019 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 877-358-7306, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months and year ended December 31, 2018.

About Natural Gas Services Group, Inc. (NGS):
We are a leading provider of small to medium horsepower compression equipment to the natural gas industry, with an emerging position in the large horsepower market. We focus primarily on the non-conventional natural gas and oil production business in the United States (such as coal bed methane, gas shale, tight gas and oil shales). The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$52,628	$69,208
Trade accounts receivable, net of allowance for doubtful accounts of $291 and $569, respectively	7,219	8,534
Inventory	30,974	26,224
Prepaid income taxes	3,148	3,443
Prepaid expenses and other	2,430	817
Total current assets	96,399	108,226
Long-Term Inventory, net of allowance for obsolescence of $19 and $15, respectively	3,980	2,829
Rental equipment, net of accumulated depreciation of $165,428 and $145,851, respectively	175,886	167,099
Property and equipment, net of accumulated depreciation of $11,556 and $11,274, respectively	16,587	7,652
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,758 and $1,632, respectively	1,401	1,526
Other assets	1,109	939
Total assets	$305,401	$298,310
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,122	$4,162
Accrued liabilities	8,743	3,106
Deferred income	81	185
Total current liabilities	10,946	7,453
Line of credit	417	417
Deferred income tax liability	32,158	32,163
Other long-term liabilities	1,699	958
Total liabilities	45,220	40,991
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,005 and 12,880 shares issued and outstanding, respectively	130	129
Additional paid-in capital	107,760	105,325
Retained earnings	152,291	151,865
Total stockholders' equity	260,181	257,319
Total liabilities and stockholders' equity	$305,401	$298,310

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except earnings per share) (unaudited)

	For the Years Ended December 31,
	2018	2017	2016
Revenue:
Rental income	$47,766	$46,046	$56,717
Sales	16,269	20,208	13,621
Service and maintenance income	1,443	1,439	1,316
Total revenue	65,478	67,693	71,654
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	20,746	18,087	20,350
Cost of sales, exclusive of depreciation stated separately below	12,564	16,286	11,124
Cost of service and maintenance, exclusive of depreciation stated separately below	385	370	398
Loss on retirement of rental equipment	—	—	545
Selling, general and administrative expenses	9,096	10,081	9,011
Depreciation and amortization	22,049	21,302	21,796
Total operating costs and expenses	64,840	66,126	63,224
Operating income	638	1,567	8,430
Other income
Interest expense	(69)	(14)	(8)
Other income	182	50	43
Total other income, net	113	36	35
Income before provision for income taxes	751	1,603	8,465
Provision for income taxes
Current	(248)	3,334	4,709
Deferred	573	(21,582)	(2,713)
Total income tax expense (benefit)	325	(18,248)	1,996
Net income	$426	$19,851	$6,469
Earnings per share:
Basic	$0.03	$1.55	$0.51
Diluted	$0.03	$1.51	$0.50
Weighted average shares outstanding:
Basic	12,965	12,831	12,702
Diluted	13,233	13,110	12,935

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the Years Ended December 31,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$426	$19,851	$6,469
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,049	21,302	21,796
Deferred taxes	(5)	(21,582)	(2,713)
Gain on disposal of assets	(69)	(87)	(86)
Loss on retirement of rental equipment	—	—	545
Bad debt allowance	(185)	90	61
Inventory allowance	—	273	566
Stock based compensation	2,385	4,038	2,299
(Loss) Gain on company owned life insurance	154	(67)	(14)
Changes in assets (increase) decrease in:
Trade accounts receivables	1,500	(1,246)	1,668
Inventory	(5,757)	(5,350)	1,131
Prepaid income taxes and prepaid expenses	(1,318)	(1,806)	(1,539)
Changes in liabilities increase (decrease) in:
Accounts payable and accrued liabilities	3,597	3,410	(439)
Deferred income	(104)	(2,040)	1,954
Other	741	666	159
Tax benefit from equity compensation	—	—	(72)
NET CASH PROVIDED BY OPERATING ACTIVITIES	23,414	17,452	31,785
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of rental, property and equipment	(39,790)	(13,489)	(3,321)
Purchase of company owned life insurance	(289)	(620)	(194)
Proceeds from insurance claim	—	1,231	—
Proceeds from sale of property and equipment	69	87	101
NET CASH USED IN INVESTING ACTIVITIES	(40,010)	(12,791)	(3,414)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of other long-term liabilities	(35)	(23)	(14)
Proceeds from exercise of stock options	680	1,120	1,042
Tax Benefit from equity compensation	—	—	72
Taxes paid related to net share settlement of equity awards	(629)	(644)	(909)
NET CASH PROVIDED BY FINANCING ACTIVITIES	16	453	191
NET CHANGE IN CASH AND CASH EQUIVALENTS	(16,580)	5,114	28,562
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	69,208	64,094	35,532
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$52,628	$69,208	$64,094
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$14	$14	$8
Income taxes paid	$85	$3,725	$5,825
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$144	$55	$724